Exhibit 10.39

April 10, 2022

Andrew Bronstein
3175 Doe Brook Road
P.O. Box 737
Worcester, PA 19490

Dear Andrew,

I am pleased to extend you an offer of employment with Cambium Networks, Inc. (“Cambium” or the “Company”) as the Chief Financial Officer of Cambium Networks Corporation (the “Parent”), commencing April 13, 2022. Your principal place of employment will be Chicago, Illinois, with travel commensurate with your position. This letter (this “Agreement”) outlines certain terms of your employment should you choose to accept this offer.

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Base Salary. You will receive an annualized base salary of $400,000, paid in accordance with the Company’s standard payroll practices (currently paid biweekly), subject to applicable withholding and other required deductions.
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Annual Cash Incentive Bonus. You will be eligible to receive an annual cash incentive bonus based upon the achievement of annual performance goals or objectives established and measured by the Compensation Committee (the “Committee”) of Parent’s Board of Directors (the “Board”) in its sole discretion. You shall have a target annual incentive bonus opportunity equal to 70% of your annual base salary, payable in accordance with the Company’s annual cash incentive bonus program, as may be amended from time to time (but in no event shall any actual bonus be paid later than March 15th of the calendar year immediately following the year for which such compensation is earned). Actual bonus awards may pay below or above your target opportunity, including a zero payout, based on the achievement of the applicable performance goals or objectives and your individual performance. For the 2022 performance year, you will receive a guaranteed minimum payout equal to your target opportunity, without proration provided that you remain employed with the Company through the payment date of the 2022 bonus, which shall be no later than March 15, 2023.
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Initial Equity Awards. Subject to approval by the Committee, you will be eligible for equity awards of (i) a nonqualified share option to acquire 200,000 ordinary shares of Parent (the “Initial Options”) and (ii) restricted share units to acquire 40,000 ordinary shares of Parent (the “Initial RSUs”), in each case, under the Cambium Networks Corporation 2019 Share Incentive Plan (the “Plan”) and with the effective date of such grants to be the later of (i) the date of Committee approval and (ii) your commencement of employment with the Company. The Initial Options and Initial RSUs shall, in each case, vest twenty-five percent (25%) on the one-year anniversary of the grant date (the “initial vesting date”), with the remaining 75% vesting on a quarterly basis over the next 36 months following the initial vesting date, subject to your continued employment with the Company on the applicable vesting date. Notwithstanding any language in any award agreement to the contrary, if a “Change in Control” (as defined in the Plan) occurs and within one year following such Change in Control, your employment with the Company (a) is terminated by the Company without Cause or (b) you resign for Good Reason (in each case as defined in the award agreement, and collectively defined as a “Qualifying Termination”), then all of the unvested Initial Options and Initial RSUs granted to you under this Agreement shall vest in full upon your termination date; provided that in the case of clause (b), you provide the Company with notice of the event giving rise to your right to terminate employment within 30 days of the initial occurrence of the event, the Company has 30 days to cure such event and, if uncured, you terminate your employment within 60 days following the expiration of the cure period. Notwithstanding the foregoing or anything in the award agreement to the contrary, a Qualifying Termination may be delayed, at the request of the surviving corporation in such a Change in Control, if the surviving corporation requests that you provide services to the Company (or its successor) for a period of up to six months following the consummation of a Change in Control and, subject to your provision of services to the Company (or its successor) during the period requested by the surviving corporation, the Initial Options and Initial RSUs shall vest upon the earlier to occur of (x) the six-month anniversary of the Change in Control and (y) the termination of such services by the surviving corporation. In the event of such a delay of the Qualifying Termination, the notices applicable to clause (b) as described above will be suspended, provided that you have given the initial notice of the Good Reason. You will receive a stock option award agreement and RSU award agreement following your commencement of employment with the Company.
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Severance. In the event your employment is terminated by the Company without cause prior to a Change in Control, you shall receive six months of base salary continuation during the six-month period following your termination of employment, with such payments to occur in equal monthly installments; provided, however, in the event your employment is (a) terminated by the Company (or its successor) without cause within 12 months following a Change in Control, or (b) is terminated by you following a Qualifying Termination (which may be delayed by the surviving corporation for a period of up to six months from such Change in Control, as described above), provided that in the case of clause (b), you provide the Company with notice of the event giving rise to your right to terminate employment within 30 days of the initial occurrence of the event, the Company has 30 days to cure such event and, if uncured, you terminate your employment within 60 days following the expiration of the cure period, you shall receive (i) one-year of base salary, payable in equal monthly installments during the 12-month period following your termination, (ii) a pro-rata portion of your annual bonus for the fiscal year in which your termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you were employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company (but no later than March 15th following the conclusion of the fiscal year in which the bonus is earned); and (iii)

subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) for a period of twelve (12) months at the Company’s expense. The severance benefits shall be subject to your execution and non-revocation of a customary release of claims in favor of the Company within the period specified by the Company (but in any event not to exceed 52 days following your termination) and any payments that would be paid to you prior to the effectiveness of the release shall be delayed and paid to you in one installment on the 60th day following your termination of employment. The payments under this paragraph are subject to your continued compliance with your Confidentiality, Invention Assignment, Non-Competition, and Non-Solicitation Agreement, as described below.
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Employee Benefits. You will be eligible to participate in the Company’s standard employee benefits, including medical, dental, life, 401(k), accidental life and dismemberment, and disability benefits, as in effect from time-to-time. Further information about the Company’s current benefits offerings is available in your Welcome Packet. Participation in any benefit program is not to be regarded as assurance of continued employment for any particular period of time.
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Company Policies. You acknowledge that during your employment with the Company you will be subject to Company policies including, without limitation, any clawback policy, insider trading policy, and stock ownership guidelines.

As a Cambium employee, you will be expected to maintain the confidentiality of all proprietary and other confidential information of the Company and, as a condition of your employment, will be asked to enter into a Confidentiality, Invention Assignment, Non-Competition, and Non-Solicitation Agreement. Among other things, it requires that you hold in confidence any proprietary information received as an employee of Cambium and to assign to us any inventions that you make while employed by the Company. For the avoidance of doubt, nothing contained in this Agreement or the Confidentiality, Invention Assignment, Non-Competition, and Non-Solicitation Agreement limits your ability to report possible violations of law or regulation to, or file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”). Further, nothing in this Agreement or the Confidentiality, Invention Assignment, Non-Competition, and Non-Solicitation Agreement shall limit your ability under applicable law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure or (iii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

It is the Company’s policy not to infringe upon the proprietary information, trade secrets, or confidential information of third parties. In addition, it is the Company’s policy not to interfere with third parties’ contractual or business relations. Accordingly, by signing this Agreement you represent and warrant that you are not subject to any non-disclosure agreement (including any agreement concerning trade secrets or confidential information owned by any other party), non-compete agreement, non-solicitation agreement, and/or any other agreement that would prevent you from performing your duties for Parent or the Company and/or restrict your activities at Parent or the Company.

Neither this Agreement nor the Confidentiality, Invention Assignment, Non-Competition, and Non-Solicitation Agreement constitute a contract of employment for any specific period of time, but instead will create an “employment at will” relationship, meaning that either you or the Company may terminate the employment relationship at any time, for any lawful reason. In addition, nothing in this Agreement prohibits the Company from terminating or modifying any of its compensation or benefits programs at any time. The offer of employment as described in this Agreement is contingent on satisfactory completion of a criminal background check, an education verification to be administered by the Human Resources department and your completion of other required and customary onboarding documentation.

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each installment paid to you under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and you shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to your “termination of employment” such term and similar terms shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable under this Agreement (a) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (b) is payable upon your separation from service and (c) under the terms of this Agreement would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (i) the six-month anniversary of the separation from service or (ii) the date of your death. In addition, each payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, which is conditioned upon your execution of a release and which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year.

Please confirm your acceptance of this Agreement in the space indicated and return this Agreement to me by April 12, 2022. Unless we agree otherwise, this offer will expire if not accepted by that date. Should you have any questions about this Agreement, please do not hesitate to contact me.

I look forward to having you join the team and to your contributions to the success of Cambium.

Sincerely,

/s/ Atul Bhatnagar

Atul Bhatnagar
President & CEO

ACCEPTED AND AGREED

April 12, 2022

Date

/s/ Andrew Bronstein

Signature

Andrew P. Bronstein

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